Exhibit 4.1

EXECUTION VERSION

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”) dated as of April 6, 2021 among AECOM (formerly AECOM Technology Corporation), a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and certain subsidiaries of the Company, as guarantors, have heretofore executed and delivered to the Trustee an Indenture, dated as of October 6, 2014 (as amended and supplemented from time to time prior to the date hereof, the “Indenture”), providing for the issuance of the Company’s 5.875% Senior Notes due 2024 (the “Notes”);

WHEREAS Section 9.02 of the Indenture provides, among other things, that with the consent of the Holders of a majority in principal amount of the Notes then outstanding (excluding any Notes owned by the Company or any of its affiliates) (the “Requisite Consents”), the Company and the Trustee may enter into a supplemental indenture for the purpose of amending the Indenture;

WHEREAS the Company has solicited and has received the Requisite Consents from the Holders of the Notes to certain amendments to the Indenture, set forth in Section 3 hereof (the “Amendments”), in accordance with the terms and conditions of the Offer to Purchase for and Consent Solicitation, dated as of March 24, 2021 (as amended, modified or supplemented prior to the date hereof, the “Offer to Purchase”);

1.            NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

2.            CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, and the rules of construction contained in the Indenture will apply equally to this Sixth Supplemental Indenture.

3.            AMENDMENTS.

a.	The following provisions of the Indenture and all references thereto in the Indenture will be deleted in their entirety, and the Company and the Guarantors shall be released from their respective obligations under the following provisions of the Indenture, provided that the section or article numbers, as applicable, will remain and the word “[reserved]” shall replace the title thereto:

i.	Section 4.03, “SEC Reports”;

ii.	Section 4.04, “Compliance Certificate”;

iii.	Section 4.05, “Taxes”;

iv.	Section 4.06, “Stay, Extension and Usury Laws”;

v.	Section 4.07, “Limitation on Restricted Payments”;

vi.	Section 4.08, “Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

vii.	Section 4.09, “Limitations on Indebtedness”;

viii.	Section 4.10, “Limitation on Sales of Assets and Subsidiary Stock”;

ix.	Section 4.11, “Limitation on Transactions with Affiliates”;

x.	Section 4.12, “Limitation on Liens”;

xi.	Section 4.14, “Change of Control”;

xii.	Section 4.18, “Future Subsidiary Guarantors”;

xiii.	Section 4.19, “Suspension of Covenants”;

xiv.	Section 4.20, “Additional Interest Notice”; and

xv.	Section 6.01(a), “Events of Default” (subsections (3) through (7) thereof (inclusive)).

b.	The following provisions of the Indenture will be modified or replaced, as applicable, as follows:

i.	modify Section 3.01, “Notices to Trustee” by deleting “at least 30 days but not more than 60 days before a redemption date” and replacing the deleted language with the following: “at least 3 Business Days but not more than 60 days before a redemption date”;

ii.	modify Section 3.02(a) “Selection of Notes to Be Redeemed” by deleting “not less than 30 nor more than 60 days prior to the redemption date” and replacing the deleted language with the following: “at least 3 Business Days but not more than 60 days prior to the redemption date”;

iii.	modify Section 3.03(a) “Notice of Redemption” by deleting “At least 30 days but not more than 60 days before a redemption date” and replacing the deleted language with the following: “At least 3 Business Days but not more than 60 days before a redemption date”;

iv.	replace Section 4.15 “Corporate Existence” in its entirety with the following: “Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in accordance with its organizational documents (as the same may be amended, restated or otherwise modified from time to time).”;

v.	modify Section 5.02, “Successor Corporation Substituted” by deleting the word “such” from the phrases “any such consolidation, merger, sale, lease or conveyance” and “any such sale or conveyance” wheresoever such phrases appear within the Section.

c.	Section 5.01, “Merger and Consolidation” of the Indenture will be deleted in its entirety and will be replaced with the following:

“Section 5.01. Merger and Consolidation.

(a)             The Company may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets and its Subsidiaries’ assets (taken as a whole) to, any Person. The resulting, surviving or transferee Person (the “Successor Company”), if not the Company, may expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, this Indenture and any Registration Rights Agreement, in which case the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, this Indenture and any Registration Rights Agreement, and the predecessor Company will be released (except in the case of a lease of all or substantially all of its assets) from the obligation to pay the principal of and interest on the Notes.

(b)            In addition, any Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person. The resulting, surviving or transferee Person (the “Successor Guarantor”), if not the Subsidiary Guarantor, may expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, in which case the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Notes, this Indenture and any Registration Rights Agreement, and the predecessor Subsidiary Guarantor will be released (except in the case of a lease of all or substantially all of its assets) from the obligation to pay the principal of and interest on the Notes.

For the avoidance of doubt, (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor and (ii) the Acquisition shall be permitted. For the avoidance of doubt, notwithstanding any other provision hereof, the Company shall be permitted to change its name at any time prior to, on or after the Effective Date.”

d.	All definitions set forth in the Indenture that relate to defined terms used solely in provisions deleted hereby shall be deleted in their entirety with respect to the Notes, including all references thereto.

4.            NOTES DEEMED CONFORMED. The provisions of the Notes shall be deemed to be conformed to the Indenture as supplemented by this Sixth Supplemental Indenture and amended to the extent that the Notes are inconsistent with the Indenture as amended by this Sixth Supplemental Indenture.

5.            RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.            GOVERNING LAW. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.            TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture as amended hereby in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this Sixth Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

8.            COUNTERPARTS. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile, PDF or other electronic signature transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic signature shall be deemed to be their original signatures for all purposes.

9.            EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not effect the construction thereof.

10.            EFFECTIVENESS; REVOCATION. This Sixth Supplemental Indenture shall become effective and binding on the Company, the Guarantors, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Sixth Supplemental Indenture; provided, however, that the Amendments shall become operative only upon the Company’s acceptance for purchase, pursuant to the Offer (as defined in the Offer to Purchase), of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its affiliates) and payment therefor. In the event of any proration of the Notes pursuant to the terms of the Offer to Purchase, the Requisite Consents delivered pursuant to the terms of the Offer to Purchase shall be null and void and the Amendments will not be operative. The Amendments to the Indenture effected by this Sixth Supplemental Indenture will be deemed to be revoked retroactively to the date of this Sixth Supplemental Indenture, and the Indenture will remain in its current form, if the purchase of the Notes does not occur, whether because the Company terminates the Offer or for any other reason.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

AECOM

By:	/s/ William Gabrielski

Name:	William Gabrielski
Title:	Treasurer

Signature Page to Supplemental Indenture – 2024 Notes

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
	Name:	Bradley E. Scarbrough
	Title:	Vice President

Signature Page to Supplemental Indenture – 2024 Notes